EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Quarter and Nine Months Ended June 27, 2020

CONCORD, Mass., Aug. 07, 2020 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the quarter and nine months ended June 27, 2020. For the quarter ended June 27, 2020, the Company reported a net loss of $(482,000), or $(0.26) per share, on revenue of $599,000, compared to a net loss of $(326,000), or $(0.18) per share, on revenue of $1,234,000 for the quarter ended June 29, 2019. For the nine months ended June 27, 2020, the Company reported a net loss of $(1,324,000), or $(0.72) per share, on revenue of $1,987,000, compared to a net loss of $(401,000), or $(0.22) per share, on revenue of $4,275,000 for the quarter ended June 29, 2019.

Carl H. Guild Jr., President and CEO of Technical Communications Corporation, commented, “As stated in our previous quarter’s earnings report, the COVID-19 pandemic had delayed several projects that are in the pipeline, and those delays continue with some limited progress toward the resumption of the procurement process. At this point, the inability to conduct in-person meetings and demonstrations is slowing progress. We do see that certain countries are beginning to open up, and TCC is preparing to increase its level of business development pursuit as soon as it is allowed and safe.

TCC is currently producing DSP 9000 and HSE 6000 radio security equipment for a foreign military sales contract that was received in May, 2020. It is expected that most of that equipment will be delivered by the end of September 2020. This contract is the second annual tranche in a multi-year procurement.”

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 28, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 28, 2020 and December 28, 2019 and the “Risk Factors” sections included therein.

Technical Communications Corporation

Condensed consolidated statements of operations

	Quarter Ended
	6/27/2020 (Unaudited)	6/29/2019 (Unaudited)
Net revenue	$ 599,000	$ 1,234,000
Gross profit	355,000	445,000
S, G & A expense	505,000	732,000
Product development costs	332,000	43,000
Operating loss	(483,000)	(329,000)
Net loss	(482,000)	(326,000)
Net loss per share:
Basic	$ (0.26)	$ (0.18)
Diluted	$ (0.26)	$ (0.18)

	Nine Months Ended
	6/27/2020 (Unaudited)	6/29/2019 (Unaudited)
Net revenue	$ 1,987,000	$ 4,275,000
Gross profit	973,000	1,644,000
S, G & A expense	1,603,000	1,872,000
Product development costs	695,000	187,000
Operating loss	(1,325,000)	(414,000)
Net loss	(1,324,000)	(401,000)
Net loss per share:
Basic	$ (0.72)	$ (0.22)
Diluted	$ (0.72)	$ (0.22)

Condensed consolidated balance sheets

	6/27/2020 (Unaudited)	9/28/2019 (derived from audited financial statements)
Cash and cah equivalents	$ 961,000	$ 1,593,000
Accounts receivable - trade	50,000	126,000
Inventory	1,136,000	1,042,000
Other current assets	148,000	118,000
Total current assets	2,295,000	2,879,000

Property and equipment, net	21,000	38,000
Right-of-use asset	596,000	-

Total assets	$ 2,912,000	$ 2,917,000

Current operating lease liability	$ 151,000	$-
Deferred income	474,400	-
Accounts payable	90,000	355,000
Customer deposits	562,000	21,000
Accrued expenses and other current liabilities	253,000	321,000
Total current liabilities	1,530,000	697,000

Long term operating lease liability	445,000	-

Total liabilities	1,975,000	697,000
Total stockholders’ equity	937,000	2,220,000
Total liabilities and stockholders’ equity	$ 2,912,000	$ 2,917,000

Technical Communications Corporation
100 Domino Drive
Concord, MA  01742 – 2892

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com